EXHIBIT 10.11

                         BANCORP RHODE ISLAND, INC.
                         RESTRICTED STOCK AGREEMENT

      This Agreement is by and between Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company"), Bank Rhode Island, a financial institution organized under the laws of the State of Rhode Island (the "Bank"), and Merrill W. Sherman (the "Grantee").

                            W I T N E S S E T H:

1.    Grant of Stock.   The Company grants to the Grantee, subject to the
terms and conditions herein, 7,700 shares of the common stock ($.01 par value) of the Company ("Common Stock"), hereinafter ("Restricted Shares").

2.    Terms and Conditions.   It is understood and agreed that the grant of
Restricted Shares evidenced hereby is subject to the following additional terms and conditions:

      (a) Effective Date: The Restricted Shares shall be issued effective January 1, 2001.

      (b) Restricted Period: The restrictions applicable to the Restricted Shares shall lapse on the earliest to occur of (i) applicable Vesting Date, (ii) the occurrence of a "Change of Control" as defined in
Section 3 of the Executive Employment Agreement dated as of December 18, 2000 by and among the Company, the Bank and the Grantee (the "Employment Agreement"), (iii) the Grantee's death, disability (as defined in Section
1.8 of the Employment Agreement) or termination of employment by the Company or the Bank without "Cause" (as defined in Section 3.5 of the Employment Agreement) or (iv) Grantee's termination of employment for "Good Reason" (as defined in Section 2.2 of the Employment Agreement). For purposes of this Agreement, the "Vesting Date" shall mean (x) the 4th Anniversary of the Effective Date with respect to fifty percent (50%) of the Restricted Shares and (y) the 5th Anniversary of the Effective Date with respect to the balance of the Restricted Shares.

      (c) Registration and Custody of Restricted Shares: Stock certificates evidencing the number of Restricted Shares granted shall be registered in Grantee's name but shall be held in the custody of the Company for the Grantee's account. At the time of the issuance of Restricted Shares to the Grantee, the Grantee shall deposit the certificate(s) therefor with the Company, together with a stock power duly executed in blank, with signature guaranteed as required by the Company. The Company shall, so long as such Restricted Shares are subject to forfeiture under paragraph (d), retain custody of such certificate(s) and stock power for the account and benefit of the Grantee. If any of such Restricted Shares shall be forfeited pursuant to paragraph (d), the Company may cause such Restricted Shares to be transferred of record into the name of the Company or its nominee.

      On the expiration and termination of the Restricted Period, the restrictions shall lapse as to Restricted Shares that have not been forfeited pursuant to paragraph (d) and the stock certificate(s) for the number of shares of Common Stock that have not theretofore been forfeited pursuant to paragraph (d) and shall be delivered, free of all restrictions (except any that may be imposed by law) to the Grantee or the Grantee's beneficiary or estate, as the case may be. The Company shall not be required to deliver any fractional share of Common Stock, but will pay in lieu thereof the fair market value (determined as the date the restrictions lapse) of the fractional share to which the Grantee or the Grantee's beneficiary or estate, as the case may be. No payment will be required from the Grantee upon the issuance or delivery of any Restricted Shares except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate or certificates representing such shares. The Company may accept written authorization of the Grantee to withhold such taxes from amounts payable to the Grantee under paragraph 6 hereof. The Compensation Committee of the Board of Directors ("Committee") may permit such amount to be paid in (i) shares of Common Stock previously owned by the Grantee, (ii) a portion of the shares of Common Stock that otherwise would be distributed to the Grantee upon the lapse of the restrictions applicable to the Restricted Shares, or (iii) a combination of cash and shares of such Common Stock; provided, however, unless otherwise approved by the Committee, that an election by the Grantee to use shares of Common Stock described in clause
(ii) above to satisfy any federal, state or local tax requirement shall be made only during any period commencing on the third business day following the date of release for publication of any annual or quarterly summary statements of the Company's earnings and ending on the twelfth business day following such date (a "Window Period"), and provided further that the Committee shall have sole discretion to consent to or disapprove of any such election (which consent or disapproval may be given at any time after the election to which it relates).

      (d) Forfeiture: If the cumulative net income of the Company reported in the Company's financial statements for the period commencing on January 1, 2000 and ending on the earlier of (i) December 31, 2002 and (ii) the last day of the calendar quarter ending on or immediately before the last day of the Restricted Period (the "Performance Period") does not equal or exceed the cumulative net income of the Company forecasted in the Company's annual budgets for the Performance Period as approved by the Company's Board of Directors (the "Performance Goal"), the Grantee shall forfeit as of the end of the Performance Period, based upon the percentage of the Performance Goal attained, the Percentage of Restricted Shares set forth below opposite the "Percentage of Performance Goal Attained:"

      Percentage of Performance                 Percentage of Restricted
            Goal Attained                           Shares Forfeited
      -------------------------                 ------------------------

    less than 80%                                         100%
    at least 80% but less than 90%                         10%
    at least 90% but less than 100%                         5%

      In the event the Performance Period ends prior to December 31, 2002, the percentage of the Performance Goal obtained shall be calculated based upon the forecasted net income of the Company prorated for any partial fiscal year included in the Performance Period. For example, if the Performance Period ends on or after June 30, 2002 but before September 30, 2002, the forecasted net income for fiscal 2002 included in forecasted cumulative net income for purposes of determining the percentage of the Performance Goal obtained shall be 50% of budgeted net income for fiscal 2002.

      All Restricted Shares shall be forfeited and all rights of the Grantee to the Restricted Shares shall terminate without further obligation on the part of the Company unless the Grantee has remained an employee of the Company or the Bank or a combination thereof until the expiration or termination of the Restricted Period applicable to such Restricted Shares, unless the Grantee's termination of employment is the result of the Grantee's death or disability (as defined in Section 1.8(b) of the Employment Agreement) or termination by the Company or the Bank without "Cause" (as defined in Section 3.5 of the Employment Agreement) or termination by the Grantee for "Good Reason" (as defined in Section 2.2 of the Employment Agreement).

      (e) Nontransferability: None of the Restricted Shares may be sold, transferred or assigned, pledged or otherwise encumbered or disposed of during the Restricted Period until the satisfaction of all of the conditions prescribed herein.

      (f) Share Adjustments: The provisions contained in this Agreement shall apply to any other shares of capital stock of the Company or other securities which may be acquired by the Grantee as a result of a share dividend, share split, share combination, or exchange for other securities resulting from any recapitalization, reorganization or any other transaction affecting the Restricted Shares.

      (g) Rights As a Shareholder: The Grantee shall generally have the rights and privileges of a shareholder as to the Restricted Shares, including the right to vote such Restricted Shares, except as herein provided. In the discretion of the Committee, cash or stock dividends with respect to Restricted Shares may be either paid currently or withheld by the Company for the Grantee's account subject to the expiration or termination of the Restricted Period. Upon the forfeiture of any Restricted Shares, any cash or stock dividends withheld for the Grantee's account shall be transferred to the Company without further action by the Grantee.

      (h) Compliance with Law and Regulations: The obligation of the Company to deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed, and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3. Investment Representation. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares, an agreement (in such form as such Committee may specify) in which the Grantee represents that the shares acquired by her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4. Withholding Taxes. Grantee acknowledges and agrees that the Company and the Bank have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of or vesting Restricted Shares hereunder.

5. Notices. Any notice hereunder to the Company shall be addressed to it at its office, One Turks Head Place, 16th Floor, Providence, RI 02903;
Attention: Compensation Committee, and any notice hereunder to the Grantee shall be addressed to her at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

6. Income Tax Gross-Up. In the event the grant of Restricted Shares becomes taxable for federal or state income tax purposes ("Income Tax") upon expiration of the Restricted Period, the Bank shall pay to the Grantee an additional amount ("Gross Up") equal to the amount equal to the sum of (i) of any Income Tax incurred by the Grantee as a result of the inclusion of the fair market value of Restricted Shares in the Grantee's income under
Section 83 of the Internal Revenue Code and (ii) any Income Tax upon the Gross Up. For purposes of determining the amount of the Gross Up, the Grantee shall be deemed to pay Income Taxes at the highest marginal rate of taxation in the calendar year in which the Restricted Shares become taxable. The determination of whether such Income Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by the Bank. If such opinion is not finally accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Income Tax so determined. The amount shall be paid by the Bank in one lump cash sum within 30 days of such computation, provided that the Bank may withhold from such payment such amount as is necessary to satisfy any applicable federal, state or local tax withholding requirements imposed on the Bank or the Company arising in connection with the Restricted Shares and/or the Gross Up.

7. Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

8.    Agreement Binding

      This Agreement shall be binding upon the parties hereto, their heirs, legal representation or successors.

9.    Modification or Amendment

      This Agreement shall not be modified or amended except by a written Agreement signed by the parties hereto.

10.   Employment Not Guaranteed

      This Agreement shall not create any right in the Grantee to continue in the Bank's or the Company's employ for any specific length of time, nor does it create any other rights in the Grantee or obligations on the part of the Bank or the Company, except those set forth in this Agreement.

11.   Execution of Agreement

      This Agreement shall be executed in duplicate each copy of which when so executed and delivered shall be an original, but both copies shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and the Bank has each caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the 1st day of January, 2001.


                                    BANCORP RHODE ISLAND, INC.

                                    By:     /s/ F. James Hodges
                                            -------------------------------
                                    Title:  Compensation Committee Chairman


                                    BANK RHODE ISLAND

                                    By:     /s/ F. James Hodges
                                            -------------------------------
                                    Title:  Compensation Committee Chairman

                                            /s/ Merrill W. Sherman
                                            -------------------------------
                                            Merrill W. Sherman